UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 24, 2015
Date of Report (Date of earliest event reported)

ENERGY TRANSFER EQUITY, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8111 Westchester Drive, Suite 600
Dallas, TX 75225
(Address of principal executive offices)

(214) 981-0700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2015, Ted Collins, Jr. was appointed to the Board of Directors of LE GP, LLC, the general partner of Energy Transfer Equity, L.P. (the “Partnership”) by the members of LE GP, LLC pursuant to the provisions of the Amended and Restated Limited Liability Company Agreement of LE GP, LLC. Mr. Collins will serve as a member of the Partnership’s audit committee. His appointment to the audit committee cures the previously reported deficiency with respect to the requirements of Section 303A.07(a) of the New York Stock Exchange Listed Company Manual.

Mr. Collins will remain a member of the board of directors of Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., which is the general partner of Energy Transfer Partners, L.P.

There have not been any transactions since the beginning of the Partnership’s last fiscal year, nor are there any proposed transactions, in which the Partnership was or is to be a participant involving amounts exceeding $120,000 and in which Mr. Collins had or will have a direct or indirect material interest. There are no arrangements or understandings with ETE, or any other persons, pursuant to which Mr. Collins was appointed as a director of LE GP, LLC.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

To the extent required, all information included in Item 5.02 above is incorporated by reference into this Item 3.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P.
	By:	LE GP, LLC, its general partner

Date: November 24, 2015	By:	/s/ John W. McReynolds
John W. McReynolds
President